Exhibit 99

TI Reports 4Q03 and 2003 Financial Results

•	4Q TI Revenue Up 9% Sequentially, Up 29% from Year Ago

•	4Q Gross Profit Up 16% Sequentially, Up 55% from Year Ago

•	4Q EPS of $0.29, Including $0.07 from Micron Stock Sale and $0.02 from Tax Reduction

•	4Q Semiconductor Revenue Up 16% Sequentially, Up 34% from Year Ago

•	2003 TI Revenue Up 17% from 2002 on 20% Growth in Semiconductor

Conference Call on TI Web Site at 4:30 p.m. Central Time Today

www.ti.com

DALLAS (Jan. 26, 2004) – Texas Instruments Incorporated (TI) (NYSE: TXN) today reported that fourth quarter 2003 revenue of $2770 million increased 9 percent sequentially and 29 percent from the year-ago period due to robust growth across almost all of the company’s Semiconductor product lines.

For the year, TI revenue was $9834 million, up 17 percent from 2002 due to growth in Semiconductor that was led by demand for Digital Signal Processors (DSP) across the wireless, digital consumer and broadband markets.

Earnings per share were $0.29 in the quarter, including a $0.07 contribution from the sale of Micron Technology, Inc. common stock and a $0.02 contribution from a reduction in TI’s estimated taxes for 2003.

Semiconductor revenue in the fourth quarter increased 16 percent sequentially and 34 percent from the year-ago period primarily due to strong demand for a broad range of DSP and

Analog products. For the year, Semiconductor revenue increased 20 percent from 2002, primarily due to strong demand for DSP products. From an end-equipment perspective, higher shipments into the wireless market provided the most significant source of growth as wireless revenue increased 23 percent sequentially, 41 percent from the year-ago quarter and 32 percent for the year.

“The fourth quarter marked the second consecutive period of double-digit sequential revenue growth in Semiconductor. The new revenue record for our sales into the wireless market, and the excellent growth in both DSP and high-performance Analog are particularly noteworthy. When compared to competitors, I believe TI’s performance for the quarter and for the year will show that this growth is due to both a broad recovery in the market and to gains in market share,” said Tom Engibous, TI chairman, president and CEO.

“For the year, TI’s operating activities generated more than $2 billion in cash flow. We started the year with a very healthy balance sheet, and it grew significantly stronger as TI and the market gained momentum through the course of the year. This strong financial position has allowed us to remain focused on our strategic objectives.

“Moving forward, I am pleased by the progress in our high-performance Analog competitiveness, where our position is strengthening both technologically and with customers. Additionally, the fundamentals of wireless continue to be attractive as expanding handset functionality based on TI technology increases our semiconductor content in each handset. Looking ahead, our R&D investments in OMAPTM application processors, in complete chipset solutions and in new standard products for the CDMA market should provide new opportunities for our wireless technologies,” Engibous said.

“In wireless and other targeted markets such as broadband communications and digital consumer, we have combined our systems skills with our DSP and Analog technologies and leading manufacturing capabilities to deliver product solutions that generate unprecedented levels of TI content in our customers’ equipment. We will continue to offer our customers more complete solutions, and as we do, I believe our financial results will reflect the increased value we bring to their systems.

“Because we have maintained high levels of R&D investment, we are well-positioned to advance in existing markets and enter new markets early. This is particularly important as the strength of the overall market for semiconductors improves. Manufacturing capacity and demand are more in balance today than at any time in the last three years, resulting in an encouraging outlook for revenue and profits in the year ahead,” he said.

Details of Financial Results

Revenue

In the fourth quarter, TI revenue of $2770 million increased by $237 million sequentially and increased by $624 million from the year-ago quarter.

For the year, TI revenue of $9834 million increased $1451 million from 2002.

Charges

In the fourth quarter, the company incurred $13 million in charges related to previously announced restructuring actions, of which $11 million is included in cost of revenue and $2 million is included in selling, general and administrative (SG&A) expense.

For the year, the company incurred $118 million in restructuring charges, of which $102 million is included in cost of revenue, $14 million in SG&A expense and $2 million in research and development (R&D) expense. When completed at the end of 2004, the restructuring actions are expected to result in about $105 million of annual savings, of which $65 million will be in Semiconductor and $40 million will be in Sensors & Controls.

For the year, the company also incurred a non-tax-deductible $23 million in-process R&D charge in the third quarter related to the company’s acquisition of Radia Communications, Inc., and a $10 million charge in other income (expense) net (OI&E) in the first quarter related to the redemption of $250 million in convertible notes issued by Burr-Brown Corporation, which TI acquired in 2000.

Gross Profit

In the fourth quarter, gross profit of $1194 million increased 16 percent sequentially and 55 percent from the year-ago period primarily due to higher revenue. Gross profit margin was 43.1 percent of revenue, up 2.4 percentage points sequentially primarily due to lower restructuring charges, and up 7.3 percentage points from the year-ago quarter due to greater utilization of the company’s fixed-cost manufacturing assets in its Semiconductor operations.

For the year, gross profit of $3962 million, or 40.3 percent of revenue, increased 29 percent from 2002 due to the impact of higher revenue, which was partially offset by increased restructuring charges of $77 million.

Expenses

R&D expense of $448 million decreased by $20 million, or 4 percent, sequentially due to the Radia in-process R&D charge incurred in the third quarter. Compared with the year-ago period, R&D expense increased 9 percent due to increased product development in Semiconductor, primarily for wireless. For the year, R&D expense of $1748 million increased 8 percent from 2002 due to increased product development in Semiconductor, primarily for wireless.

SG&A expense of $308 million declined 2 percent sequentially due to lower restructuring charges. Compared with the year-ago quarter, SG&A expense increased 6 percent primarily due to higher Semiconductor marketing expenses. For the year, SG&A expense increased 7 percent from 2002 primarily due to higher Semiconductor marketing expenses.

Operating Profit

Operating profit of $438 million, or 15.8 percent of revenue, increased by $189 million, or 76 percent, sequentially and increased by $371 million, or 557 percent, from the year-ago quarter due to higher gross profit.

For the year, operating profit of $965 million, or 9.8 percent of revenue, increased 235 percent from 2002 due to higher gross profit.

Other Income (Expense) Net and Interest Expense

OI&E of $131 million decreased $12 million sequentially primarily due to lower gains on the company’s fourth-quarter sales of Micron common stock, which TI received in connection with the sale of its memory business unit to Micron in 1998.

Compared with the year-ago period, OI&E increased by $751 million. In the fourth quarter of 2002, the company recorded a $638 million impairment write-down of its holdings of Micron common stock. As previously announced, TI sold a portion of its Micron stock in the third quarter of 2003 for a pre-tax gain of $106 million, and TI sold its remaining shares in the fourth quarter of 2003 for a pre-tax gain of $97 million.

For the year, OI&E of $324 million increased by $901 million from 2002.

Interest expense of $8 million was about even sequentially. Interest expense decreased by $6 million compared with the year-ago quarter and by $18 million from 2002 due to the company’s lower debt level.

Net Income

Net income in the fourth quarter was $512 million, or $0.29 per share. The effective tax rate for the quarter was 20 percent. This rate is exclusive of the tax impact resulting from the recognition of the previously reserved tax benefit of $62 million associated with TI’s impairment write-down of Micron stock in the fourth quarter of 2002. During the quarter, the company realized a $37 million tax reduction due to changes in the company’s estimate of its foreign tax liabilities, which resulted in an effective tax rate that was lower than the company’s previous estimate of 26 percent.

For the year, net income of $1198 million, or $0.68 cents per share, increased by $1542 million from 2002. Within the increase, $993 million was due to the impact of the Micron stock-related actions, and $440 million was due to higher operating profit. The effective tax rate for 2003 was 22 percent.

Orders

TI orders of $3076 million increased 16 percent sequentially and 47 percent from the year-ago quarter due to strength in Semiconductor orders. Semiconductor orders of $2744 million increased 20 percent sequentially and 56 percent from the year-ago period due to broad-based demand for Analog and DSP products. The Semiconductor book-to-bill ratio for the fourth quarter rose to 1.12.

For the year, TI orders of $10344 million increased 23 percent from 2002, and Semiconductor orders of $8854 million increased 27 percent, reflecting broad-based demand for DSP and Analog products.

Cash

At the end of the fourth quarter, total cash (cash and cash equivalents plus short-term investments and long-term cash investments) of $5664 million was up $1126 million from the end of the third quarter and up $1522 million from the end of 2002.

Cash flow from operations increased to $1067 million, up $557 million sequentially and $323 million from the year-ago period. For the year, cash flow from operations increased to $2151 million, up $159 million from 2002.

Capital Spending and Depreciation

Capital expenditures of $272 million increased by $39 million sequentially and $36 million from the year-ago quarter. For the year, capital expenditures of $800 million decreased by $2 million from 2002. TI’s capital expenditures in 2003 were primarily for the deployment of advanced Semiconductor manufacturing capabilities.

In the fourth quarter, depreciation of $370 million increased by $14 million sequentially and decreased $27 million from the year-ago period. For the year, depreciation was $1429 million, down $145 million from 2002.

Accounts Receivable and Inventory

Accounts receivable of $1451 million decreased $71 million sequentially due to seasonally lower Educational & Productivity Solutions (E&PS) graphing calculator revenue, and increased by $234 million from the end of 2002 due to higher Semiconductor revenue. Days sales outstanding were 47 at the end of the fourth quarter, compared with 54 at the end of the prior quarter and 51 at the end of 2002.

Inventory at the end of the fourth quarter decreased $11 million sequentially, to $984 million, due to the seasonal decline in E&PS inventory. Inventory increased by $194 million compared with the end of 2002 to support higher Semiconductor shipment levels. Days of inventory at the end of the fourth quarter were 56, down from 60 days at the end of the prior quarter and up from 52 days at the end of 2002.

Debt

At the end of the fourth quarter, the debt-to-total capital ratio was 0.07, unchanged from the end of the prior quarter and down from 0.10 at the end of 2002 due to reductions in debt.

Outlook

TI intends to provide a mid-quarter update to its financial outlook on March 8 by issuing a press release and holding a conference call. Both will be available on the company’s web site.

For the first quarter of 2004, TI expects revenue to be in the following ranges:

•	Total TI, $2720 million to $2950 million;

•	Semiconductor, $2400 million to $2600 million;

•	Sensors & Controls, $255 million to $275 million; and

•	E&PS, $70 million to $80 million.

TI expects earnings per share to be in the range of $0.16 to $0.22.

For 2004, TI expects: R&D to be about $2.0 billion, capital expenditures to be about $1.1 billion and depreciation to be about $1.4 billion.

The effective tax rate for the year is expected to be about 30 percent.

TI expects that 2004 earnings will reflect revenue growth and higher operating margins. This performance is expected to exceed the company’s the minimum threshold for the TI employee profit-sharing program. As a result, the company expects to make an accrual for profit sharing in the first quarter of 2004 and in each subsequent quarter. Profit-sharing expenses are accrued quarterly based on the company’s estimate of its full-year financial performance. No accrual for profit sharing was made under this program in any quarter during 2003 and 2002.

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES

Consolidated Statement of Operations

(In millions of dollars, except per-share amounts)

	For Three Months Ended			For Years Ended
	Dec. 31 2003	Sept. 30 2003	Dec. 31 2002	Dec. 31 2003	Dec. 31 2002
Net revenue	$2770	$2533	$2146	$9834	$8383
Operating costs and expenses:
Cost of revenue	1576	1503	1378	5872	5313
Gross profit	1194	1030	768	3962	3070
Gross profit % of revenue	43.1%	40.7%	35.8%	40.3%	36.6%
Research and development (R&D)	448	468	412	1748	1619
R&D % of revenue	16.2%	18.5%	19.2%	17.8%	19.3%
Selling, general and administrative (SG&A)	308	313	289	1249	1163
SG&A % of revenue	11.1%	12.3%	13.5%	12.7%	13.9%

Total	2332	2284	2079	8869	8095

Profit from operations	438	249	67	965	288
Operating income % of revenue	15.8%	9.8%	3.1%	9.8%	3.4%
Other income (expense) net	131	143	(620)	324	(577)
Interest on loans	8	8	14	39	57

Income (loss) before income taxes	561	384	(567)	1250	(346)
Provision (benefit) for income taxes	49	(63)	22	52	(2)

Net income (loss)*	$512	$447	$(589)	$1198	$(344)

Diluted earnings (loss) per common share**	$.29	$.25	$(.34)	$.68	$(.20)

Basic earnings (loss) per common share	$.30	$.26	$(.34)	$.69	$(.20)

Cash dividends declared per share of common stock	$.021	$.021	$.021	$.085	$.085

*

Income for the fourth quarter of 2003 includes, in millions of dollars, a charge of $13 for restructuring actions initiated in the second quarter of 2003, of which $7 is associated with achieving manufacturing efficiencies in the Semiconductor business and $6 is associated with moving certain production lines in the Sensors & Controls business from Attleboro to other TI sites. The $13 restructuring charge is primarily for severance cost. Of the $13, $11 is included in cost of revenue and $2 is in selling, general and administrative expense. Income for the fourth quarter of 2003 also includes an investment gain of $97, included in other income, from the sale of 32.3 million shares of Micron Technology, Inc. (Micron) common stock. Income for the third quarter of 2003 includes, in millions of dollars, a charge of $56 for restructuring actions initiated in the second quarter of 2003, of which $48 is associated with achieving manufacturing efficiencies in the Semiconductor business and $8 is associated with moving certain production lines in the Sensors & Controls business from Attleboro to other TI sites. The $56 restructuring charge is primarily for severance cost. Of the $56, $48 is included in cost of revenue, $7 is in selling, general and administrative expense, and $1 is in research and development expense. Income for the third quarter of 2003 also includes an investment gain of $106, included in other income, from the sale of 24.7 million shares of Micron common stock, and a charge of $23 for purchased in-process R&D costs, included in research and development expense, from the Radia Communications, Inc. acquisition. Income for the second quarter of 2003 includes, in millions of dollars, a charge of $49, of which $26 is for the initial phase of restructuring associated with moving certain production lines in the Sensors & Controls business from Attleboro to other TI sites, and $23 is for the initial phase of restructuring to achieve manufacturing efficiencies in the Semiconductor business. The $49 restructuring charge is primarily for severance cost. Of the $49, $43 is included in cost of revenue and $6 is in selling, general and administrative expense. Income for the first quarter of 2003 includes, in millions of dollars, a charge of $10 in other income (expense) net from the redemption of $250 million in convertible notes.

Loss for the fourth quarter of 2002 includes, in millions of dollars, a write-down due to an other-than-temporary reduction in value of $638 below cost basis in the company’s holdings in Micron common stock acquired in connection with the sale of its memory business unit to Micron in 1998, and $17 of net charges for severance cost, of which $13 is associated with the reduction of 434 jobs, primarily in the manufacturing area, to align resources with market demand. Of the $17 net charges, $11 is included in cost of revenue, $4 is in selling, general and administrative expense and $2 is in research and development expense. Income for the second quarter of 2002 includes, in millions of dollars, net gains of $16, of which $20 is the reversal of a warranty reserve taken against the gain on the sale of the software business unit in 1997, since the warranty period has expired. Of the $16 net gains, $20 is included in other income, $5 is in selling, general and administrative expense, $2 is a reduction in cost of revenue and $1 is in research and development expense. Loss for the first quarter of 2002 includes, in millions of dollars, net charges of $17, of which $14 is for restructuring charges primarily related to the closing of the Semiconductor manufacturing facility in Merrimack, New Hampshire. Of the $14, $9 is for the acceleration of depreciation over the remaining service life of the facility, and $4 is for fixed asset write-downs for assets held for sale. Of the $17 net charges, $16 is included in cost of revenue and $1 is in other income (expense) net.

Income (loss) includes, in millions of dollars, acquisition-related amortization of $20, $26 and $28 for the fourth quarter of 2003, third quarter of 2003 and fourth quarter of 2002, and $99 and $115 for the years ended December 31, 2003 and 2002. Goodwill is no longer amortized effective January 1, 2002, in accordance with SFAS 142.

**	Diluted earnings (loss) per common share are based on average common and dilutive potential common shares outstanding (in millions of shares, 1780.1, 1766.8 and 1731.6 for the fourth quarter of 2003, third quarter of 2003 and fourth quarter of 2002, and 1766.4 and 1733.3 for the years ended December 31, 2003 and 2002). For the fourth quarter of 2002 and the year ended December 31, 2002 presented in this statement of operations, dilutive potential common shares outstanding have been excluded due to the net loss for the period.

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES

Consolidated Balance Sheet

(In millions of dollars)

	Dec. 31 2003	Sept. 30 2003	Dec. 31 2002
Assets
Current assets:
Cash and cash equivalents	$1818	$943	$949
Short-term investments	2511	2360	2063
Accounts receivable, net of allowances for customer adjustments and doubtful accounts of $47 million at December 31, 2003, $62 million at September 30, 2003, and $60 million at December 31, 2002	1451	1522	1217
Inventories:
Raw materials	106	106	121
Work in process	624	625	478
Finished goods	254	264	191

Inventories	984	995	790

Deferred income taxes	449	576	545
Prepaid expenses and other current assets	496	398	562

Total current assets	7709	6794	6126

Property, plant and equipment at cost	9549	9443	9516
Less accumulated depreciation	(5417)	(5202)	(4722)

Property, plant and equipment (net)	4132	4241	4794

Long-term cash investments	1335	1235	1130
Equity investments	265	684	808
Goodwill	693	703	638
Acquisition-related intangibles	169	184	185
Deferred income taxes	626	612	618
Other assets	581	633	380

Total assets	$15510	$15086	$14679

Liabilities and Stockholders’ Equity
Current liabilities:
Loans payable and current portion long-term debt	$437	$434	$422
Accounts payable and accrued expenses	1496	1436	1204
Income taxes payable	250	284	293
Accrued retirement and profit sharing contributions	17	15	15

Total current liabilities	2200	2169	1934

Long-term debt	395	402	833
Accrued retirement costs	628	647	777
Deferred income taxes	59	87	129
Deferred credits and other liabilities	364	353	272
Stockholders’ equity:
Preferred stock, $25 par value. Authorized - 10,000,000 shares. Participating cumulative preferred. None issued.	—	—	—
Common stock, $1 par value. Authorized - 2,400,000,000 shares. Shares issued: December 31, 2003 – 1,737,739,654; September 30, 2003 – 1,740,470,215; December 31, 2002 – 1,740,364,197	1738	1740	1740
Paid-in capital	901	953	1042
Retained earnings	9535	9059	8484
Less treasury common stock at cost:
Shares: December 31, 2003 – 5,401,665; September 30, 2003 – 9,844,861; December 31, 2002 – 9,775,781	(135)	(198)	(229)
Accumulated other comprehensive income (loss)	(159)	(105)	(262)
Deferred compensation	(16)	(21)	(41)

Total stockholders’ equity	11864	11428	10734

Total liabilities and stockholders’ equity	$15510	$15086	$14679

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES

Statement of Cash Flows

(In millions of dollars)

	For Three Months Ended			For Years Ended
	Dec. 31 2003	Sept. 30 2003	Dec. 31 2002	Dec. 31 2003	Dec. 31 2002
Cash flows from operating activities:
Net income (loss)	$512	$447	$(589)	$1198	$(344)
Depreciation	370	356	397	1429	1574
Amortization of acquisition-related costs	20	26	28	99	115
Purchased in-process research and development	—	23	—	23	1
Write-downs of equity investments	8	11	683	42	808
Gains on sale of equity investments	(99)	(108)	—	(213)	(7)
Deferred income taxes	174	(79)	105	75	13
(Increase) decrease in working capital (excluding cash and cash equivalents, short-term investments, deferred income taxes, and loans payable and current portion long-term debt):
Accounts receivable	85	(72)	209	(197)	(114)
Inventories	11	5	33	(194)	(39)
Prepaid expenses and other current assets	(93)	(70)	(14)	(183)	191
Accounts payable and accrued expenses	48	139	(136)	264	(81)
Income taxes payable	112	32	93	118	(5)
Accrued retirement and profit sharing contributions	15	1	9	11	(27)
Increase (decrease) in noncurrent accrued retirement costs	6	(141)	5	(132)	(45)
Other	(102)	(60)	(79)	(189)	(48)

Net cash provided by operating activities	1067	510	744	2151	1992

Cash flows from investing activities:
Additions to property, plant and equipment	(272)	(233)	(236)	(800)	(802)
Purchases of short-term investments	(640)	(879)	(314)	(2203)	(1239)
Sales and maturities of short-term investments	741	743	272	3288	2775
Purchases of long-term cash investments	(445)	(311)	(447)	(2199)	(1907)
Sales of long-term cash investments	90	—	—	444	115
Purchases of equity investments	(3)	(8)	—	(22)	(26)
Sales of equity investments	414	350	14	778	44
Acquisition of business, net of cash acquired	—	(128)	—	(128)	(69)

Net cash used in investing activities	(115)	(466)	(711)	(842)	(1109)

Cash flows from financing activities:
Additions to loans payable	—	—	—	—	9
Payments on loans payable	—	(3)	(3)	(8)	(16)
Payments on long-term debt	(3)	(30)	—	(418)	(22)
Dividends paid on common stock	(36)	(37)	(36)	(147)	(147)
Sales and other common stock transactions	77	17	52	157	167
Common stock repurchase program	(115)	(60)	(72)	(284)	(370)
Decrease in current assets for restricted cash	—	—	—	261	—

Net cash used in financing activities	(77)	(113)	(59)	(439)	(379)
Effect of exchange rate changes on cash	—	(7)	11	(1)	14

Net increase (decrease) in cash and cash equivalents	875	(76)	(15)	869	518
Cash and cash equivalents at beginning of period	943	1019	964	949	431

Cash and cash equivalents at end of period	$1818	$943	$949	$1818	$949

Business Segment Net Revenue

(In millions of dollars)

	For Three Months Ended			For Years Ended
	Dec. 31 2003	Sept. 30 2003	Dec. 31 2002	Dec. 31 2003	Dec. 31 2002
Semiconductor
Trade	$2444	$2115	$1829	$8345	$6934
Intersegment	3	3	2	15	10

	2447	2118	1831	8360	6944

Sensors & Controls
Trade	251	242	239	1004	954
Intersegment	1	1	1	5	4

	252	243	240	1009	958

Educational & Productivity Solutions
Trade	76	177	78	485	494
Corporate activities	(5)	(5)	(3)	(20)	(13)

Total net revenue	$2770	$2533	$2146	$9834	$8383

Business Segment Profit (Loss)

(In millions of dollars)

	For Three Months Ended			For Years Ended
	Dec. 31 2003	Sept. 30 2003	Dec. 31 2002	Dec. 31 2003	Dec. 31 2002
Semiconductor	$433	$264	$81	$969	$254
Sensors & Controls	64	58	58	251	214
Educational & Productivity Solutions	11	73	14	157	154
Corporate activities	(38)	(41)	(41)	(172)	(182)
Charges/gains and acquisition-related amortization	65	1	(683)	(47)	(772)
Interest on loans/other income (expense) net, excluding a fourth-quarter 2003 gain of $97, a third-quarter 2003 gain of $106, a first-quarter 2003 charge of $10, a fourth-quarter 2002 charge of $638, a second-quarter 2002 gain of $20 and a first-quarter 2002 charge of $1 included above in Charges/gains and acquisition-related amortization	26	29	4	92	(14)

Income (loss) before income taxes	$561	$384	$(567)	$1250	$(346)

Semiconductor

•	In the fourth quarter, Semiconductor revenue of $2447 million increased 16 percent sequentially and 34 percent from the year-ago period as revenue grew across almost all of the company’s Semiconductor product lines in a robust semiconductor market environment. For the year, Semiconductor revenue was $8360 million, up 20 percent from 2002 primarily due to strong demand for DSP products and share gains in both DSP and Analog markets.

•	Gross profit was $1083 million, or 44.2 percent of revenue, an increase of $184 million from the prior quarter and $417 million from the year-ago quarter due to higher revenue. Gross profit margin increased 1.8 percentage points sequentially and 7.8 points from the year-ago period due to greater utilization of the company’s fixed-cost manufacturing assets. For the year, Semiconductor gross profit of $3472 million, or 41.5 percent of revenue, increased by $913 million from 2002 due to higher revenue and greater manufacturing utilization.

•	Semiconductor operating profit was $433 million, or 17.7 percent of revenue, up $169 million sequentially and $352 million from the year-ago period due to higher gross profit. For the year, operating profit was $969 million, or 11.6 percent of revenue, up $715 million from 2002 due to higher gross profit.

•	Analog revenue increased 16 percent sequentially and 26 percent from the year-ago period due to increased shipments across a breadth of products resulting from strong demand. For the year, Analog revenue increased 13 percent from 2002 due to increased demand for high-performance Analog products. In 2003, about 40 percent of total Semiconductor revenue came from Analog.

•	DSP revenue increased 18 percent sequentially due to higher demand in the wireless market. DSP revenue increased 52 percent from the year-ago quarter and 36 percent for the year primarily due to higher demand in the wireless market, as well as higher demand in the digital consumer and broadband communications markets. In 2003, about 35 percent of total Semiconductor revenue came from DSP.

•

TI’s remaining Semiconductor revenue increased 11 percent sequentially and 23 percent from the year-ago quarter due to higher demand for Digital Light ProcessingTM (DLPTM) products, RISC (Reduced Instruction Set Computer) microprocessors and standard logic products, and higher royalties. Revenue from microcontrollers was about even sequentially and increased compared with the year-ago quarter. For the year, remaining Semiconductor revenue increased 14 percent from 2002 due to higher demand for DLP, RISC microprocessors and standard logic products, and higher royalties, which more than offset a decline in microcontrollers.

•	Results for TI Semiconductor products sold into key end equipments were as follows:

•	Wireless revenue in the fourth quarter increased 23 percent sequentially primarily due to higher demand for 2.5G modems. Compared with the year-ago quarter, revenue increased 41 percent due to higher demand for 2.5G modems, as well as higher demand for OMAP application processors. Demand was strong for complete chipset solutions, which include 2G and 2.5G modems. For the year, wireless revenue grew 32 percent compared with 2002 primarily due to increased shipments of 2.5G modems and OMAP application processors. In 2003, about 35 percent of total Semiconductor revenue came from the wireless market.

•	Revenue from TI’s catalog products, composed of high-performance Analog and catalog DSP, increased 17 percent sequentially, 35 percent from the year-ago quarter, and 24 percent for the year due to increased demand for TI products in both categories. In 2003, about 15 percent of total Semiconductor revenue came from catalog products.

•	Broadband communications revenue, which includes DSL and cable modems, voice over packet (VoP) and wireless LAN (WLAN), increased 12 percent sequentially primarily due to higher demand for DSL products. Compared with the year-ago period, broadband revenue increased 75 percent due to higher demand for DSL and WLAN products resulting from aggressive industry deployments of these broadband and networking technologies. For the year, broadband communications revenue increased 71 percent from 2002 due to higher demand for DSL and WLAN products as TI’s position and market share strengthened in both of these fast-growing market areas. In 2003, about 5 percent of total Semiconductor revenue came from the broadband communications market.

•	Semiconductor orders were $2744 million, up 20 percent sequentially and 56 percent from the year-ago period due to broad-based demand for the company’s products. For the year, orders increased 27 percent to $8854 million due to higher broad-based demand for Analog and DSP products.

2003 Semiconductor Highlights

In wireless:

•	TI introduced a new OMAP processor that is the industry’s first wireless multimedia application processor developed in a 90-nanometer manufacturing process, which increases performance and reduces power.

•	TI and STMicroelectronics jointly developed and began sampling standard products for cdma2000® 1X wireless communications, and active original equipment manufacturer (OEM) customer design engagements are underway based on this chipset. The companies also began developing a standard cdma2000 1xEV-DV (1xEvolution for Data and Voice) solution, which will bring high-speed Internet connectivity and advanced multimedia services to next-generation CDMA devices.

•	Hewlett Packard selected TI’s WLAN technology, single-chip Bluetooth® solution and Bluetooth/WLAN coexistence package for two new iPAQ Pocket PCs.

•	Handspring, Inc. selected TI’s OMAP310 application processor to power the new Treo 600 smartphone. BenQ Corp. selected TI’s OMAP1510 application processor and GSM/GPRS chipset technology for BenQ’s first smartphone.

•	Motorola, Inc. selected TI’s OMAP application processors and 802.11 wireless networking solutions for a new Wi-Fi/cellular dual system phone.

In broadband:

•	Hewlett Packard selected TI’s 802.11b technology for commercial PCs. Additionally, SMC Networks, U.S. Robotics, NETGEAR, Samsung and Sitecom selected TI WLAN technology for 802.11g and multi-mode 802.11 WLAN products.

•	TI introduced the industry’s first ADSL modem-on-a-chip, the AR7, which is a single-chip solution that increases TI’s system content while reducing overall system cost. More than 45 manufacturers have selected this single-chip solution, including more than 20 original design manufacturers (ODM) in Asia.

In DLP:

•	Several manufacturers introduced new DLP-based high-definition digital televisions (HDTV), including Thomson (RCA brand), Samsung and LG Electronics. At year-end, DLP-based HDTVs were on sale at more than 5,000 retail outlets worldwide.

In DSP:

•	TI announced three new DSPs with industry-leading performance of 720 MHz, breaking the company’s previous industry record of 600 MHz. In addition, TI demonstrated the world’s first DSP to reach the 1-gigahertz speed threshold.

In Analog:

•	TI became the performance leader in 14-bit data converters by introducing a 125-MSPS (million samples per second) analog-to-digital converter that achieved unmatched performance and extremely low power consumption.

In manufacturing:

•	TI announced plans for its next 300-millimeter wafer fab.

Sensors & Controls

•	In the fourth quarter, Sensors & Controls revenue was $252 million, up 4 percent sequentially and 5 percent from the year-ago quarter due to higher demand for sensor products in the automotive market. For the year, revenue was $1009 million, up 5 percent from 2002 due to higher demand for sensor products in the automotive market.

•	Gross profit was $95 million, or 37.8 percent of revenue, an increase of $5 million from the prior quarter primarily due to higher revenue. Gross profit increased by $7 million compared with the year-ago quarter due to reduced manufacturing costs. For the year, gross profit was $373 million, an increase of $44 million from 2002 due to reduced manufacturing costs.

•	Operating profit was $64 million, or 25.4 percent of revenue, an increase of $6 million from both the prior and year-ago quarters. For the year, operating profit was $251 million, or 24.9 percent of revenue, an increase of $37 million from 2002. The gains in operating profit were due to higher gross profit.

Educational & Productivity Solutions (E&PS)

•	In the fourth quarter, E&PS revenue was $76 million, down 57 percent sequentially due to the seasonal decline in product demand, primarily for graphing calculators, associated with the end of the back-to-school sales season. Compared with the year-ago quarter, revenue declined 3 percent due to reductions in channel inventories. For the year, revenue was $485 million, down 2 percent from 2002 due to reductions in channel inventories.

•	Gross profit was $37 million, or 49.2 percent of revenue, a decrease of $66 million sequentially due to seasonally lower revenue. Gross profit decreased by $1 million compared with the year-ago quarter due to lower revenue. For the year, gross profit of $267 million increased by $6 million from 2002 due to product cost reductions.

•	Operating profit was $11 million, or 15.0 percent of revenue, a decrease of $62 million from the prior quarter due to lower gross profit. Operating profit decreased by $3 million from the year-ago quarter due to higher SG&A expenses. For the year, operating profit was $157 million, or 32.3 percent of revenue, an increase of $3 million from 2002 due to higher gross profit.

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as TI or its management “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import. Similarly, such statements in this release that describe the company’s business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

We urge you to carefully consider the following important factors that could cause actual results to differ materially from the expectations of the company or its management:

•	Market demand for semiconductors, particularly for digital signal processors and analog chips in key markets, such as telecommunications and computers;

•	TI’s ability to maintain or improve profit margins, including its ability to utilize its manufacturing facilities at sufficient levels to cover its fixed operating costs, in an intensely competitive and cyclical industry;

•	TI’s ability to develop, manufacture and market innovative products in a rapidly changing technological environment;

•	TI’s ability to compete in products and prices in an intensely competitive industry;

•	TI’s ability to maintain and enforce a strong intellectual property portfolio and obtain needed licenses from third parties;

•	Consolidation of TI’s patent licensees and market conditions reducing royalty payments to TI;

•	Timely completion and successful integration of announced acquisitions;

•	Economic, social and political conditions in the countries in which TI, its customers or its suppliers operate, including security risks, possible disruptions in transportation networks and fluctuations in foreign currency exchange rates;

•	Losses or curtailments of purchases from key customers or the timing of customer inventory adjustments;

•	Availability of raw materials and critical manufacturing equipment;

•	TI’s ability to recruit and retain skilled personnel;

•	Fluctuations in the market value of TI’s investments and in interest rates; and

•	Timely implementation of new manufacturing technologies and installation of manufacturing equipment.

For a more detailed discussion of these factors, see the text under the heading “Cautionary Statements Regarding Future Results of Operations” in Item 1 of the company’s most recent Form 10-K. The forward-looking statements included in this release are made only as of the date of publication, and the company undertakes no obligation to update the forward-looking statements to reflect subsequent events or circumstances.

Texas Instruments Incorporated provides innovative DSP and Analog technologies to meet our customers’ real world signal processing requirements. In addition to Semiconductor, the company’s businesses include Sensors & Controls and Educational & Productivity Solutions. TI is headquartered in Dallas, Texas, and has manufacturing, design or sales operations in more than 25 countries.

Texas Instruments is traded on the New York Stock Exchange under the symbol TXN. More information is located on the World Wide Web at www.ti.com.

TI Trademarks:
OMAP
Digital Light Processing
DLP

Other trademarks are the property of their respective owners.

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